Exhibit 1

ACKNOWLEDGEMENT OF

DISCHARGE OF INDEBTEDNESS,

RELEASE OF CLAIMS

AND

AGREEMENT

Each of Graham C. Beachum II and Graham C. Beachum III, each an individual residing in Dallas County, Texas (collectively, the “Beachums”), hereby acknowledges and agrees that all indebtedness and any other obligation owing from Axtive Corporation, a Delaware corporation (“Axtive”), to either of the Beachums and more particularly described on Schedule I attached hereto is hereby discharged in full, including, without limitation, any accrued and unpaid interest, fees, charges, and expenses relating to any such indebtedness described on Schedule I (collectively, the “Indebtedness”).

Each of the Beachums hereby acknowledges and agrees that the discharge of Indebtedness contained herein is granted as partial consideration for Axtive’s issuance to Graham C. Beachum III of One Hundred Seventy-Five (175) shares of Axtive’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Preferred Shares”), pursuant to that certain Subscription and Securities Purchase Agreement, of even date herewith, to which each of Axtive and Graham C. Beachum III, among others, is a party (the “Stock Purchase Agreement”).

As additional consideration for such issuance, and subject to delivery of certificates evidencing the Preferred Shares to Graham C. Beachum III in accordance with the terms and provisions of the Stock Purchase Agreement, each of the Beachums releases Axtive, its successors and assigns, and each of their respective officers, directors, employees and agents, from any and all claims, liability, losses and damages whatsoever with respect to any and all payment or other obligations, covenants or commitments of Axtive to or in favor of either of the Beachums arising under or in relation to the Indebtedness; provided, however, that nothing contained in this paragraph shall be construed to release Axtive from any of representation, warranty, covenant or other obligation made to or in favor of Graham C. Beachum III and set forth in the Stock Purchase Agreement. EACH OF THE BEACHUMS HEREBY ACKNOWLEDGES AND AGREES THAT AXTIVE’S SUCCESSORS AND ASSIGNS, AND EACH OF AXTIVE’S AND ITS SUCCESSORS AND ASSIGNS’ RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS SHALL BE DEEMED TO BE THIRD PARTY BENEFICIARIES OF THE RELEASE SET FORTH ABOVE IN THIS PARAGRAPH.

Each of the Beachums and Axtive further hereby acknowledges, agrees and covenants that it shall promptly execute and deliver to any other party hereto any and all instruments, agreements or other documents that shall be prepared and reasonably request to be so executed and delivered by such other party, and to take all other action reasonably requested by any other party hereto that is consistent with the discharge of the Indebtedness and all other express purposes of this Acknowledgement of Discharge of Indebtedness, Release of Claims and Agreement.

This instrument may be executed in counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument. One or more counterparts of this instrument may be delivered via facsimile, with the intention that they shall have the same effect as an original counterpart hereof. THIS ACKNOWLEDGEMENT OF DISCHARGE OF INDEBTEDNESS, RELEASE OF CLAIMS AND AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PRINCIPLES OF SUCH STATE THAT WOULD FRUSTRATE THE APPLICATION OF THE SUBSTANTIVE LAWS OF SUCH STATE.

Dated this 22nd day of May, 2003.

/s/ GRAHAM C. BEACHUM II
GRAHAM C. BEACHUM II

/s/ GRAHAM C. BEACHUM III
GRAHAM C. BEACHUM III

AXTIVE CORPORATION

By:	/s/ DAVID N. PILOTTE
Name:	David N. Pilotte
Title:	Executive Vice President, Chief Financial Officer and Secretary

SCHEDULE I

Indebtedness in favor of Graham C. Beachum II

$16,666.68 deferred salary, as an officer / employee of Axtive Corporation, for the period beginning February 16, 2003 and ending April 15, 2003.

Indebtedness in favor of Graham C. Beachum III

$19,791.67 deferred salary, as an officer / employee of Axtive Corporation, for the period beginning March 1, 2003 and ending May 15, 2003.

$28,713.43 unsecured advances of cash to Axtive Corporation between April 22, 2003 and April 28, 2003.